Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-255182 and 333-265000) on Form S-8 and registration statement (No. 333-264105) on Form F-3 of our reports dated March 1, 2023, with respect to the consolidated financial statements of Immunocore Holdings plc and the effectiveness of internal control over financial reporting.

/s/KPMG LLP

London, United Kingdom
March 1, 2023